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FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Sokolow                             Nicholas
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   (Last)                           (First)             (Middle)

c/o Sokolow, Dunaud, Mercadier & Carreras
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                                    (Street)

Paris                              France              75016
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Clarus Corporation  (CLRS)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

            11/4/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                        2A.                      Securities Acquired (A) or      Beneficially   ship
                           2.           Deemed      3.           Disposed of (D)                 Owned          Form:     7.
                           Trans-       Execution   Transaction  (Instr. 3, 4 and 5)             Following      (D)       Nature of
                           action       Date, if    Code         --------------------------      Reported       Direct    Indirect
1.                         Date         any         (Instr. 8)               (A)                 Transaction(s) or (I)    Beneficial
Title of Security          (Month/      (Month/     ------------              or                 (Instr. 3 and  Indirect  Ownership
(Instr. 3)                 Day/Year)    Day/Year)   Code     V   Amount      (D)    Price        4)             (Instr.4) (Instr.4)
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

Common Stock, par value    11/4/02                    P          50,000       A     $5.60                         I       By ST
$0.0001 per share                                                                                                         Investors
                                                                                                                          Fund, LLC
                                                                                                                          (1)
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Common Stock, par value    11/6/02                    P          50,000       A     $5.75       131,350           I       By ST
$0.0001 per share                                                                                                         Investors
                                                                                                                          Fund, LLC
                                                                                                                          (1)
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-             3A.      4.      Securities    Date              Securities        Price   Owned     ity:     In-
             cise              Deemed   Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.        Execut-  action  or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-    ion      Code    of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action    Date if  (Instr. (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date      any      8)      4, and 5)     Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (Month/   (Month/  ------  -----------   Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year) Day/Year)Code V  (A)    (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

Stock        $5.99                                             (2)     5/28/09  Common    21,250          21,250       D
Options                                                                          Stock
(Right to
Buy)
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
Explanation of Responses:


(1) The filing of this statement shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity security covered by this statement.

(2) Options to purchase 2,500 shares become exercisable on each of August 28, 2002, November 28, 2002 and February 28, 2003, and options to purchase 13,750 shares become exercisable on May 28, 2003.

*    If the Form is filed by more than one reporting person, See Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



          /s/ Nicholas Sokolow                               November 6, 2002
---------------------------------------------            -----------------------
      **Signature of the Reporting Person                           Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.